Exhibit 99.1

Contact:	NEWS RELEASE
Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S CANADIAN LOYALTY BUSINESS SIGNS MULTI-YEAR
RENEWAL WITH SHELL CANADA PRODUCTS

DALLAS, TX (February 3, 2015) - Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, announced LoyaltyOne, its Canadian coalition loyalty business, signed a multi-year renewal with Shell Canada Products, as a national sponsor in the AIR MILES® Reward Program. An Alliance Data top-20 client, Shell has been operating in Canada since 1911. Shell Canada Products is part of Royal Dutch Shell plc, a group of energy and petrochemicals companies.

A sponsor in the AIR MILES Reward Program since 1993, Shell continues to issue AIR MILES reward miles for automotive fuel purchases made at its Shell-branded retail service locations across Canada. In addition, reward miles are issued for convenience store products and car washes.

The agreement also enables reward miles issuance for commercial transactions, including purchases for other transportation fuels, aviation fuels and home comfort residential products (residential heating oil) and services.

Shell, which was among the first AIR MILES sponsors to launch the program's instant redemption initiative, AIR MILES Cash, in 2012, will continue to promote and offer the reward option at its locations across Canada.

"In a highly competitive industry, Shell's early partnership with the AIR MILES Reward Program fundamentally changed the consumer retail fuel business in Canada," said Bryan Pearson, president of LoyaltyOne, owner and operator of the AIR MILES Reward Program. "More than 20 years later, we continue to see growth in this high-frequency category, using data and customer insights to help drive our sponsors' business objectives."

The AIR MILES Reward Program is Canada's premier coalition loyalty program, with more than 10 million active Collector accounts representing approximately two-thirds of all Canadian households. AIR MILES collectors earn reward miles at hundreds of leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise. The AIR MILES Cash feature option enables collectors who opt-in the flexibility to instantly redeem their AIR MILES reward miles from their AIR MILES Cash balance in-store towards their purchases at participating Sponsors.

About Shell Canada

Shell has been operating in Canada since 1911. A leading manufacturer, distributor and marketer of refined petroleum products, Shell produces natural gas, natural gas liquids and bitumen, and is Canada's largest producer of sulphur. Shell is one of Canada's Oil Sands developers and operates the Athabasca Oil Sands Project on behalf of the joint venture partners.

About LoyaltyOne Co.

LoyaltyOne is a global leader in the design and implementation of coalition loyalty programs, customer analytics and loyalty services for Fortune 1000 clients around the world. LoyaltyOne's unparalleled track record delivering sustained business performance improvement for clients stems from its unique combination of hands-on practitioner experience and continuous thought leadership. LoyaltyOne has over 20 years history leveraging data-driven insights to develop and operate some of the world's most effective loyalty programs and customer-centric solutions. These include the AIR MILES Reward Program, North America's premier coalition loyalty program; a majority stake in European-based BrandLoyalty, one of the largest and most successful campaign-driven loyalty marketers outside of the Americas; and a working partnership with Latin America's leading coalition program, dotz. LoyaltyOne is also the owner of COLLOQUY, a group dedicated to research, publishing and education for the global loyalty industry.
LoyaltyOne is an Alliance Data company. For more information, visit www.loyalty.com.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ more than 15,000 associates at approximately 100 locations worldwide. Alliance Data was named to FORTUNE magazine's 2014 list of World's Most Admired Companies.
Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data's Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.